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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                                   Nine Months Ended
                                                   September 30, 1994    1993    1992    1991    1990    1989
                                                   ------------------   ------  ------  ------  ------  ------
Earnings as defined:
  Income before provision for income taxes ........      $ 64.5         $202.9  $144.6  $182.6  $185.7  $172.2
  Fixed charges....................................        42.6           55.3    60.1    63.9    67.3    45.7
  Capitalized interest included in fixed charges...                       (2.8)   (2.0)   (1.2)   (1.1)    (.8)
  Amortization of capitalized interest.............         2.7            3.5     3.5     3.3     3.6     3.1
  Minority interest in earnings of subsidiary......        (1.2)          (2.2)
  Distributed income of affiliate accounted for by
    the equity method..............................                                                4.5     2.1
                                                         ------         ------  ------  ------  ------  ------

             Total.................................      $108.6         $256.7  $206.2  $248.6  $260.0  $222.3
                                                         ======         ======  ======  ======  ======  ======


Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount)..................      $ 38.2         $ 46.9  $ 51.7  $ 55.5  $ 59.3  $ 37.5
  Capitalized interest.............................                        2.8     2.0     1.2     1.1      .8
  Interest expense on guaranteed debt of affiliate
    accounted for by the equity method.............                                                 .6     2.1
  Portion of rentals representative of the interest
    factor.........................................         4.4            5.6     6.4     7.2     6.3     5.3
                                                         ------         ------  ------  ------  ------  ------

             Total.................................      $ 42.6         $ 55.3  $ 60.1  $ 63.9  $ 67.3  $ 45.7
                                                         ======         ======  ======  ======  ======  ======


Ratio of earnings to fixed charges.................         2.5            4.6     3.4     3.9     3.9     4.9
                                                         ======         ======  ======  ======  ======  ======





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